UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2015

UBL Interactive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54955	27-1077850
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6701 Carmel Road, Suite 202

Charlotte, NC 28226

(Address of principal executive offices, including zip code)

704-930-0297

(registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 5, 2015, the Board of Directors of UBL Interactive, Inc. (the “Company”) appointed Ivan Berkowitz as a director, to serve as a director of the Company until the next annual meeting of shareholders or until his successor is duly elected and qualified.

Mr. Berkowitz is a corporate executive and advisor with 40 years of professional experience in the financial and real estate industries. He has acted as a corporate advisor on matters that pertain to corporate structure and governance, transfer pricing, EEC antitrust law, mergers and international syndication. In 2003, he co-founded and has since served as the Chairman of Great Court Capital, a global structured finance and traditional merchant banking firm based in New York City, active in identifying, investing and managing the investment process for a syndicate of high net worth individuals, hedge funds and institutions.

Until its sale in 2003, Mr. Berkowitz served as senior managing partner of Avatar Associates, a New York-based institutional asset management firm managing $1.8 billion in assets. He has been a member of the boards of directors of both public and private companies, domestically and internationally. In addition to these activities, he is a Board member of the Council for Economic Education, is a past board member of Yeshiva College and Cambridge in America, and is also a Life Member of the Cambridge Union. Mr. Berkowitz holds a Ph.D. in International Law from Cambridge University, an MBA in Finance (honors) from Baruch College and a B.A. cum laude in Economics from Brooklyn College. He has guest lectured at professional and academic forums that have included Young Presidents’ Organization, Cambridge University, Whittier College, School of Law, and New York University’s Center for Law and Business. Over the years, he has contributed to media, business, law and academic journals, including the Cambridge Law Journal and Juris Doctor. Since 2013, Mr. Berkowitz has served as a director and chairman of the audit committee of Trunity Holdings, Inc. Our Board believes that Mr. Berkowitz’s extensive experience in executive level financial and management roles enables him to provide critical insight and expertise in financial, operating and strategic matters which impact us, thus enabling him to effectively serve as a director.

On January 8, 2015, the Board granted a non-qualified stock option to Mr. Berkowitz under the Company’s 2010 Omnibus Equity Incentive Plan to purchase 120,000 shares of the Company’s common stock with a term of three years and an exercise price of $0.10 per share. The option is fully vested as of the date of grant.

Item 7.01 Regulation FD Disclosure

Attached hereto as Exhibit 99.1 and incorporated by reference herein is a copy of the news release titled “Ivan Berkowitz to Join UBL Interactive Board” issued by the Company on January 9, 2015 announcing the appointment of Mr. Berkowitz to the Company’s Board of Directors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	News Release dated January 9, 2015

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UBL INTERACTIVE, INC.

Date: January 9, 2015	By:	/s/ Doyal Bryant
	Name:	Doyal Bryant
	Title:	Chief Executive Officer